UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

CLARUS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

CLARUS CORPORATION

2084 East 3900 South
Salt Lake City, UT 84124

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

May 29, 2025

This proxy statement supplement, dated May 16, 2025 (this “Supplement”), supplements the Definitive Proxy Statement on Schedule 14A (the “Proxy Statement”) filed by Clarus Corporation, a Delaware corporation (the “Company” or “we”), with the Securities and Exchange Commission (the “SEC”) on April 24, 2025 for the Company’s 2025 Annual Meeting of Stockholders (the “Meeting”) to be held virtually via live webcast on May 29, 2025, at 10:00 a.m., Eastern Time. Capitalized terms used in this Supplement and not otherwise defined have the meanings ascribed to them in the Proxy Statement, including in Appendix A thereto.

We are providing this Supplement to (i) disclose that the Company has retained Saratoga Proxy Consulting LLC to act as a proxy solicitor for the Meeting, and (ii) disclose additional information regarding Proposal No. 3 in the Proxy Statement, in which we ask our stockholders to vote to approve the Amended and Restated 2015 Stock Incentive Plan (“Proposal No. 3”).

This Supplement SHOULD BE READ together with the Proxy Statement.

Appointment of Proxy Solicitor

The Company retained Saratoga Proxy Consulting LLC (“Saratoga”) to assist in soliciting proxies on our behalf in connection with the Meeting. We have agreed to pay Saratoga a fee of $10,000, plus reasonable costs and expenses, for these services. We will bear all proxy solicitation costs. If stockholders need assistance with casting or changing their vote, they should contact Saratoga as follows:

Saratoga Proxy Consulting LLC

520 8th Avenue, 14th Floor

New York, NY 10018

(212) 257-1311

Stockholders Call Toll Free: (888) 368-0379

Banks and Brokers Call Collect: (212) 257-1311

Email: info@saratogaproxy.com

Proposal No. 3

The following additional information amends, supplement and restates in its entirety the second-to-last paragraph under “PROPOSAL 3: APPROVAL OF THE CLARUS CORPORATION AMENDED AND RESTATED 2015 STOCK INCENTIVE PLAN” on page 41 of the Proxy Statement to add a new clause (iii), relating to the removal of the limitation on Awards to a Participant in any calendar year, as follows:

The material amendments to the 2015 Stock Incentive Plan include, but are not limited to: (i) reducing the number of shares available for issuance under the 2015 Stock Incentive Plan from 12,436,040 (after giving effect to the aggregate annual increases provided therein) to a fixed share reserve of 7,500,000 shares of the Company’s common stock available for grant under the Amended and Restated 2015 Stock Incentive Plan; (ii) the removal of the evergreen provision previously included in the 2015 Stock Incentive Plan, which provided for annual increases of 5% of the number of shares outstanding from the end of the prior year in question; (iii) the removal of the provision that, in any calendar year, no Participant shall be granted Awards in respect of more than 500,000 shares of Common Stock (whether through grants of options or SARs or other Awards of Common Stock or rights with respect thereto) or cash-based Awards for more than $2,500,000; and (iv) an extension of the plan’s term to the tenth (10th) anniversary of the effective date of the Amended and Restated 2015 Stock Incentive Plan. In addition to these amendments, other non-material revisions were made to align the plan with the latest applicable laws, rules, regulations, and current best practices.

* * *

Stockholders are encouraged to carefully review the Proxy Statement and this Supplement in their entirety, including the summary of the Amended and Restated 2015 Stock Incentive Plan contained in the Proxy Statement, which is qualified in its entirety by reference to the specific provisions of the Amended and Restated 2015 Stock Incentive Plan, the full text of which is set forth as Appendix A to the Proxy Statement.

This Supplement is being filed with the SEC on, and first made available to stockholders on or about, May 16, 2025. No other changes have been made to the Proxy Statement or to the matters to be considered at the Meeting, and this Supplement does not otherwise supplement, amend or affect the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented by this Supplement. This Supplement should be read in conjunction with the Proxy Statement and the other proxy materials previously made available to stockholders in connection with the Meeting. Any vote “for” or “against” Proposal No. 3 that was previously cast will be “for” or “against” Proposal No. 3, as amended by this Supplement. If you have already voted your shares, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal.

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